December 5, 1996



Securities and Exchange Commission
450 Fifth Street N.W.
Washington, D.C. 20349


We have read Item 4 included in the attached Form 8-K dated December 5, 1996 of United-Cuardian, Inc. to be filed with the Securities and Exchange Commission and are in agreement with the statements contained therein.


                                                  /S/ ARTHUR ANDERSEN LLP
                                                  ARTHUR ANDERSEN LLP